Exhibit 99

Family Dollar Announces Retirement of George R. Mahoney, Jr. as

Executive Vice President – General Counsel and Secretary

MATTHEWS, N.C., May 20, 2005 — Family Dollar Stores, Inc. (NYSE: FDO) announced today that George R. Mahoney, Jr., Executive Vice President – General Counsel and Secretary, will retire effective May 27, 2005.

Mr. Mahoney, 62, began his career with Family Dollar in 1976 as General Counsel.  He was elected Vice President – General Counsel and Secretary in April 1977, Senior Vice President – General Counsel and Secretary in January 1984 and Executive Vice President – General Counsel and Secretary in October 1991.  He was elected to the Board of Directors in November 1987.  During his tenure with the Company, Mr. Mahoney had responsibility for various areas, including Legal, Investor Relations, Corporate Communications and Human Resources.

In making this announcement, Howard R. Levine, Chairman and Chief Executive Officer, said, “George has worn many hats during his nearly thirty-year career at Family Dollar; but the role that I have valued most is that of a friend and confidant.  Regardless of the complexity of the issue, George has a knack of getting to the heart of the issue and coming up with the right solution.  Fortunately, I will be able to continue to rely on his insights in his role as a member of our Board of Directors.”

In reflecting upon his tenure at the Company, Mr. Mahoney said, “It has been a wonderful and rewarding journey.  When I started with the Company in 1976, we operated 240 stores in five states.  Today, Family Dollar operates more than 5,600 stores in 44 states.  I will be forever grateful to the Company’s founder, Leon Levine, for the opportunity to learn from such a talented entrepreneur and for providing strong leadership through his son, Howard.  I have enjoyed working with this highly talented management team and all Associates, and I look forward to continuing to serve as a member of the Board of Directors.”

Janet G. Kelley, Senior Vice President and Senior Counsel, will succeed Mr. Mahoney as General Counsel and Corporate Secretary.  Kiley F. Rawlins, Divisional Vice President – Communications, will assume Investor Relations, Financial Communications and Media Relations responsibilities.

With over 5,600 stores in a 44-state area ranging as far northwest as Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for over forty-five years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.

SOURCE Family Dollar Stores, Inc.

Kiley F. Rawlins, CFA, Divisional Vice President of Family Dollar Stores, Inc.,

+1-704-849-7496

http://www.familydollar.com